Exhibit 99.1

The Bon-Ton Stores, Inc. Provides Holiday Sales and Fiscal 2015 Update

~Company Reports a 1.6% Comparable Store Decrease in Holiday Sales~

~Company Reaffirms Full-Year Adjusted EBITDA Guidance~

YORK, Pa.--(BUSINESS WIRE)--January 14, 2016--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced that its comparable store sales for the nine-week holiday period ended January 2, 2016 decreased 1.6%, in line with guidance provided on November 19, 2015. Total sales for the combined months of November and December were $784.4 million, a decrease of 1.5% from sales of $796.4 million in the prior year nine-week holiday period.

Kathryn Bufano, President and Chief Executive Officer, commented, “We saw a significant improvement in holiday sales following soft selling trends during an unseasonably warm November. The rebound began with a successful Black Friday event and extended through the month of December. We also drove double-digit sales growth in our omnichannel operations, successfully leveraging our new West Jefferson facility and store-fulfillment network. Based on current sales trends, we are maintaining our full-year Adjusted EBITDA guidance (see Note 1) of a range of $110 million to $120 million, exclusive of implementation costs associated with planned expense reductions in fiscal 2016. We expect to be at the low end of this range given the higher level of promotional activity, particularly in seasonal goods. The decrease in sales of cold-weather merchandise, in fact, exceeded increases we otherwise achieved in non-seasonal merchandise categories. That said, overall we are pleased to see the traction we are gaining on some of our merchandising initiatives and will remain focused on continued execution while prudently managing our inventory levels and expenses.”

The Company will provide additional details on March 15, 2016 when it reports its results for the fourth quarter and fiscal 2015 periods ending January 30, 2016.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com